EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			18-015

Date: July 23, 2018	Contact:	Erik Staffeldt
Senior Vice President & CFO

Helix Reports Second Quarter 2018 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $17.8 million, or $0.12 per diluted share, for the second quarter of 2018 compared to a net loss of $6.4 million, or $(0.04) per diluted share, for the same period in 2017 and a net loss of $2.6 million, or $(0.02) per diluted share, for the first quarter of 2018. Net income for the six months ended June 30, 2018 was $15.2 million, or $0.10 per diluted share, compared to a net loss of $22.8 million, or $(0.16) per diluted share, for the six months ended June 30, 2017.

Helix reported Adjusted EBITDA1 of $52.3 million for the second quarter of 2018 compared to $29.7 million for the second quarter of 2017 and $27.6 million for the first quarter of 2018. Adjusted EBITDA for the six months ended June 30, 2018 was $79.8 million compared to $44.3 million for the six months ended June 30, 2017. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended
	6/30/2018	6/30/2017	3/31/2018	6/30/2018	6/30/2017

Revenues	$204,625	$150,329	$164,262	$368,887	$254,857

Gross Profit	$42,897	$18,367	$12,983	$55,880	$17,542
	21%	12%	8%	15%	7%

Net Income (Loss)	$17,784	$(6,403)	$(2,560)	$15,224	$(22,818)

Diluted Earnings (Loss) Per Share	$0.12	$(0.04)	$(0.02)	$0.10	$(0.16)

Adjusted EBITDA [1]	$52,269	$29,727	$27,566	$79,835	$44,349

Cash and cash equivalents	$288,490	$390,435	$273,985	$288,490	$390,435

Cash flows from operating activities	$46,620	$(13,248)	$41,046	$87,666	$15,601

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our second quarter 2018 results reflect solid performance from our Well Intervention business and improved performance from our Robotics business. Our Well Intervention business benefited from the seasonal pick-up in the North Sea and the continued operational improvements in Brazil. Our Robotics business improved quarter over quarter, with increased trenching operations and backlog for the remainder of 2018. We are encouraged by the improvement in our results compared to last quarter and remain committed to managing the uncertainties this market could present in the second half of the year.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	6/30/2018	6/30/2017	3/31/2018
Revenues:
Well Intervention	$161,759	$113,076	$129,569
Robotics	39,060	33,061	27,169
Production Facilities	16,343	15,210	16,321
Intercompany Eliminations	(12,537)	(11,018)	(8,797)
Total	$204,625	$150,329	$164,262

Income (Loss) from Operations:
Well Intervention	$34,470	$19,032	$13,877
Robotics	(4,102)	(11,642)	(14,317)
Production Facilities	6,866	6,140	7,359
Corporate / Other	(12,684)	(8,701)	(8,256)
Intercompany Eliminations	222	221	221
Total	$24,772	$5,050	$(1,116)

Business Segment Results

•
Well Intervention revenues in the second quarter of 2018 increased $32.2 million, or 25%, from the previous quarter due to higher utilization and rates in the North Sea, offset in part by lower utilization of our vessels in the Gulf of Mexico and our 10K IRS rental unit. Overall vessel utilization increased to 88% in the second quarter of 2018 from 73% in the first quarter of 2018.
In the North Sea, vessel utilization increased to 95% in the second quarter of 2018 from 31% in the previous quarter due to the seasonal pick-up in activity. Specifically, the Well Enhancer utilization increased to 94% from 34% and the Seawell utilization increased to 97% from 28%.
Vessel utilization in the Gulf of Mexico decreased to 74% in the second quarter of 2018 from 93% in the first quarter of 2018. Q5000 utilization was 71% in the second quarter of 2018 compared to 87% in the first quarter due to an approximate 14 day regulatory underwater inspection as well as some unscheduled downtime during the second quarter. Q4000 utilization in the second quarter of 2018 decreased to 76% from 100% in the first quarter due to idle time between projects in the second quarter. The 15K IRS rental unit utilization remained at 86%. The 10K IRS rental unit was 46% utilized during the quarter compared to full utilization in the first quarter of 2018.
The Siem Helix 1 utilization decreased to 92% in the second quarter of 2018 from 99% in the first quarter of 2018 as a result of scheduled shipyard maintenance during the second quarter. The Siem Helix 2 utilization improved to 99% in the second quarter of 2018 from 88% in the first quarter.
Well Intervention revenues increased 43% in the second quarter of 2018 compared to the second quarter of 2017. While vessel utilization was similar year over year, total available vessel days increased by 105 days in the second quarter of 2018 with the introduction of the Siem Helix vessels in 2017. Additionally, the second quarter of 2018 included 120 days of IRS rental unit utilization, whereas the second quarter of 2017 had zero days of utilization.

•
Robotics revenues in the second quarter of 2018 increased $11.9 million, or 44%, from the previous quarter. The increase was driven primarily by the seasonal pick-up in activity and increased trenching in the North Sea, offset in part by lower utilization of the Grand Canyon II. Chartered vessel utilization increased to 70%, which includes 54 spot vessel days, in the second quarter of 2018 from 56%, which includes 42 spot vessel days, in the first quarter of 2018. ROV asset utilization increased to 38%, which includes 146 trenching days, in the second quarter of 2018 from 30%, which includes 44 trenching days, in the first quarter of 2018.Robotics revenue increased 18% in the second quarter of 2018 from the second quarter of 2017.
Vessel utilization increased to 70% in the second quarter of 2018 compared to 57% in the second quarter of 2017. ROV asset utilization decreased to 38% in the second quarter of 2018 from 42% in the second quarter of 2017; however, the second quarter of 2018 included 95 additional trenching days compared to the same quarter in 2017.

Other Expenses

•
Selling, general and administrative expenses were $18.1 million, or 8.9% of revenue, in the second quarter of 2018 compared to $14.1 million, or 8.6% of revenue, in the first quarter of 2018. The increase was primarily attributable to increased costs associated with our employee share-based compensation awards linked to our stock price.

•
Other expense was $3.4 million in the second quarter of 2018 compared to other income of $0.9 million in the first quarter of 2018. The change was primarily driven by foreign currency losses in the second quarter of 2018, offset in part by a write-down of a note receivable in the previous quarter.

Financial Condition and Liquidity

•
Cash and cash equivalents at June 30, 2018 were approximately $288 million. Consolidated long-term debt decreased to $459 million at June 30, 2018 from $467 million at March 31, 2018. Consolidated net debt at June 30, 2018 was $171 million. Net debt to book capitalization at June 30, 2018 was 10%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

•
Capital additions (including capitalized interest and dry dock costs) totaled $18 million in the second quarter of 2018 compared to $17 million in the first quarter of 2018 and $47 million in the second quarter of 2017.

•
Operating cash flow increased to $47 million in the second quarter of 2018 compared to $41 million in the first quarter of 2018 primarily due to an increase in operating income offset in part by changes in working capital. Operating cash flow in the second quarter of 2018 increased by $60 million year over year due primarily to higher net income. Free cash flow was $26 million in the second quarter of 2018 compared to $20 million in the first quarter of 2018 primarily due to higher operating cash flows. Free cash flow increased $76 million year over year due to higher operating cash flows in the second quarter of 2018 and reduced capital expenditures associated with the completion of the Siem Helix 1 and Siem Helix 2 vessels during 2017. (Free cash flow is a non-GAAP measure. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2018 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, July 24, 2018 at 9:00 a.m. Central Time, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to dial into the teleconference may join by dialing 1-800-763-6049 for participants in the United States and 1-212-231-2915 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)

Net revenues	$204,625	$150,329	$368,887	$254,857
Cost of sales	161,728	131,962	313,007	237,315
Gross profit	42,897	18,367	55,880	17,542
Loss on disposition of assets, net	—	—	—	(39)
Selling, general and administrative expenses	(18,125)	(13,317)	(32,224)	(30,158)
Income (loss) from operations	24,772	5,050	23,656	(12,655)
Equity in losses of investment	(135)	(152)	(271)	(304)
Net interest expense	(3,599)	(6,639)	(7,495)	(11,865)
Loss on extinguishment of long-term debt	(76)	(397)	(1,181)	(397)
Other income (expense), net	(3,441)	467	(2,516)	(68)
Other income - oil and gas	561	291	3,416	2,893
Income (loss) before income taxes	18,082	(1,380)	15,609	(22,396)
Income tax provision	298	5,023	385	422
Net income (loss)	$17,784	$(6,403)	$15,224	$(22,818)

Earnings (loss) per share of common stock:
Basic	$0.12	$(0.04)	$0.10	$(0.16)
Diluted	$0.12	$(0.04)	$0.10	$(0.16)

Weighted average common shares outstanding:
Basic	146,683	145,940	146,668	144,599
Diluted	146,724	145,940	146,668	144,599

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2018	Dec. 31, 2017	(in thousands)	Jun. 30, 2018	Dec. 31, 2017
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$288,490	$266,592	Accounts payable	$69,624	$81,299
Accounts receivable, net	156,705	143,283	Accrued liabilities	81,087	71,680
Other current assets	51,519	41,768	Income tax payable	1,477	2,799
Total Current Assets	496,714	451,643	Current maturities of long-term debt (1)	46,151	109,861
			Total Current Liabilities	198,339	265,639

			Long-term debt (1)	412,852	385,766
			Deferred tax liabilities	106,560	103,349
Property & equipment, net	1,784,307	1,805,989	Other non-current liabilities	46,699	40,690
Other assets, net	85,823	105,205	Shareholders' equity (1)	1,602,394	1,567,393
Total Assets	$2,366,844	$2,362,837	Total Liabilities & Equity	$2,366,844	$2,362,837

(1)
Net debt to book capitalization - 10% at June 30, 2018. Calculated as net debt (total long-term debt less cash and cash equivalents - $170,513) divided by the sum of net debt and shareholders' equity ($1,772,907).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Six Months Ended
	6/30/2018	6/30/2017	3/31/2018	6/30/2018	6/30/2017
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$17,784	$(6,403)	$(2,560)	$15,224	$(22,818)
Adjustments:
Income tax provision	298	5,023	87	385	422
Net interest expense	3,599	6,639	3,896	7,495	11,865
Loss on extinguishment of long-term debt	76	397	1,105	1,181	397
Other (income) expense, net	3,441	(467)	(925)	2,516	68
Depreciation and amortization	27,877	25,519	27,782	55,659	56,377
EBITDA	53,075	30,708	29,385	82,460	46,311
Adjustments:
Loss on disposition of assets, net	—	—	—	—	39
Realized losses from foreign exchange contracts not designated as hedging instruments	(806)	(981)	(690)	(1,496)	(2,001)
Other than temporary loss on note receivable	—	—	(1,129)	(1,129)	—
Adjusted EBITDA	$52,269	$29,727	$27,566	$79,835	$44,349

Free Cash Flow:
Cash flows from operating activities	$46,620	$(13,248)	$41,046	$87,666	$15,601
Less: Capital expenditures, net of proceeds from sale of assets	(20,755)	(36,396)	(21,214)	(41,969)	(84,396)
Free cash flow	$25,865	$(49,644)	$19,832	$45,697	$(68,795)

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investment are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.